Exhibit 99.3

KY USA Energy, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
January 31, 2008

					Pro Forma
	Kentucky USA	KY USA	Pro Forma		Kentucky USA
	Energy, Inc.	Energy, Inc.	Adjustments		Energy, Inc.

ASSETS
Current Assets
Cash	$16,678	$36,272	$-		$52,950
Prepaid expenses	-	-	2,155,637	(4)	2,155,637

Total current assets	16,678	36,272	2,155,637		2,208,587

Other Assets
Advances to public shell company	-	100,080	-		100,080
Proved natural gas properties, using full cost method	-	1,725,228	-		1,725,228

Total other assets	-	1,825,308	-		1,825,308

Other property and equipment, net	-	5,000	-		5,000

Total assets	$16,678	$1,866,580	$2,155,637		$4,038,895

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities
Accrued liabilities	$6,946	$59,235	$-		$66,181
Officers Advance Payable	11,855	-	-		11,855
Notes payable, due within one year	-	1,900,000	-		1,900,000

Total current liabilities	18,801	1,959,235	-		1,978,036

Total liabilities	18,801	1,959,235	-		1,978,036

Total Stockholders' (deficit) equity

Commom stock, $0.001 per value	3,600	20	31,380	(5)	35,000
Additional paid-in capital	29,700	1,980	2,124,257	(4)	2,155,937
Deficit accumulated during exploration stage	(35,423)	(94,655)	-		(130,078)

Total stockholder’s deficit	(2,123)	(92,655)	2,155,637		2,060,859

Total liabilities and stockholder’s deficit	$16,678	$1,866,580	$2,155,637		$4,038,895

KY USA Pro Forma 1-31-08

Notes to Unaudited Pro Forma Consolidated Balance Sheet
January 31. 2008

(1)
The Merger of Kentucky USA Energy Inc. (“Pubco”) and KY USA Energy, Inc.  (“Privco”) is being treated as a recapitalization of KY USA Energy, Inc. for financial accounting purposes.  Accordingly, the historical financial statements of Pubco prior to the Merger will be replaced with the historical financial statements of Privco prior to the Merger.  In conjunction with the Merger, we changed our fiscal year end from February 28 to October 31.

(2)	Pubco’s fiscal year ends on February 28. The balance sheet information for Pubco is as of November 30, 2007.

(3)	Privco’s fiscal year ends on October 31. The balance sheet information for Privco is as of January 31, 2008.

(4)
In connection with the Merger, KY USA Energy, Inc. recognized deferred financing costs of $2,155,637 representing the estimated fair value of warrants issued in connection with the transaction.  Somerset Recycling Services, Inc. was issued 2,000,000 warrants to purchase stock at $1.00 per share. John Thomas Bridge and Opportunity Fund was issued 250,000 warrants to purchase stock at $1.00 per share.

(5)
Simultaneously with the Merger, the stockholders of KY USA Energy, Inc. received 18,000,000 shares of Pubco common stock, IR Consultants received 5,000,000 shares of Pubco common stock and the stockholders of Kentucky USA Energy, Inc. retained 12,000,000 shares of Pubco common stock, par value $0.001 per share.

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